Exhibit 99.1

AMERISAFE Announces 2022 First Quarter Results

Reports Net Combined Ratio of 80.1%

DERIDDER, La.--(BUSINESS WIRE)--April 27, 2022--AMERISAFE, Inc. (Nasdaq: AMSF), a specialty provider of workers’ compensation insurance focused on high hazard industries, today announced results for the first quarter ended March 31, 2022.

	Three Months Ended
	March 31,
	2022	2021	% Change
	(in thousands, except per share data)
Net premiums earned	$67,556	$70,746	-4.5%
Net investment income	6,113	6,583	-7.1%
Net realized gains on investments (pretax)	738	319	NM
Net unrealized gains on equity securities (pretax)	1,040	5,511	NM
Net income	17,331	19,312	-10.3%
Diluted earnings per share	$0.89	$0.99	-10.1%
Operating net income	15,926	14,706	8.3%
Operating earnings per share	$0.82	$0.76	7.9%
Book value per share	$20.46	$23.16	-11.7%
Net combined ratio	80.1%	84.6%
Return on average equity	17.4%	17.4%

G. Janelle Frost, President and Chief Executive Officer, noted, “Providing protection for small to mid-sized businesses and care for their injured workers, while returning value to our shareholders is fundamental to our strategy. This quarter our capital management approach included our regular quarterly dividend and share repurchases. I believe the share repurchases, along with our strong operating results, reinforces the confidence we have in our long-term plans and underlying earnings power of our niche business.”

INSURANCE RESULTS
	Three Months Ended
	March 31,
	2022	2021	% Change
	(in thousands)

Gross premiums written	$77,791	$81,514	-4.6%
Net premiums earned	67,556	70,746	-4.5%
Loss and loss adjustment expenses incurred	37,741	39,517	-4.5%
Underwriting and certain other operating costs,
commissions, salaries and benefits	15,113	18,967	-20.3%
Policyholder dividends	1,189	1,350	-11.9%
Underwriting profit (pre-tax)	$13,513	$10,912	23.8%

Insurance Ratios:
Current accident year loss ratio	71.0%	72.0%
Prior accident year loss ratio	-15.1%	-16.1%
Net loss ratio	55.9%	55.9%
Net underwriting expense ratio	22.4%	26.8%
Net dividend ratio	1.8%	1.9%
Net combined ratio	80.1%	84.6%
  Gross written premiums in the quarter were lower by $3.7 million, or 4.6%, compared with the first quarter of 2021. Voluntary premiums were down 7.6% compared to the first quarter of 2021, driven by loss cost declines in state filings with the average loss cost decline in the first quarter being 8.2%.
  Payroll audits and related premium adjustments were $2.5 million higher than the first quarter of 2021. Audits and other adjustments increased premiums written by $2.8 million in the first quarter of 2022, compared to an increase in premiums written of $0.3 million in the first quarter of 2021.
  The current accident year loss ratio for the first quarter was 71.0%, one point lower than the 72.0% ratio initially set for accident year 2021. During the quarter, the Company experienced favorable net loss development for prior accident years, which reduced loss and loss adjustment expenses by $10.2 million, primarily from accident years 2019 through 2017. There was no change to the reserve estimate on the catastrophic claim the company experienced in the fourth quarter of 2021.
  For the quarter ended March 31, 2022, the underwriting expense ratio was 22.4% compared with 26.8% in the same quarter in 2021. The decrease was due to lower insurance assessments compared with the first quarter of 2021, primarily due to a $3.8 million return of assessments from the Minnesota Workers Compensation Reinsurance Association.
  The effective tax rate for the quarter ended March 31, 2022 was 19.1%, higher than 18.3% in the first quarter of 2021 due to higher underwriting pre-tax profits.

INVESTMENT RESULTS
	Three Months Ended
	March 31,
	2022	2021	% Change
	(in thousands)
Net investment income	$6,113	$6,583	-7.1%
Net realized gains on
investments (pre-tax)	738	319	NM
Net unrealized gains on
equity securities (pre-tax)	1,040	5,511	NM
Pre-tax investment yield	2.3%	2.3%
Tax-equivalent yield (1)	2.7%	2.8%
________________________________

(1) The tax equivalent yield is calculated using the effective interest rate and the appropriate marginal tax rate.

  Net investment income for the quarter ended March 31, 2022, decreased 7.1% to $6.1 million from $6.6 million in the first quarter of 2021, primarily due to lower investment yields on fixed-income securities.
  As of March 31, 2022, the carrying value of AMERISAFE’s investment portfolio, including cash and cash equivalents, was $1.1 billion.

CAPITAL MANAGEMENT

During the first quarter of 2022, the Company repurchased 43,893 shares at an average cost of $46.90 per share for a total of $2.1 million. The remaining outstanding share repurchase authorization is $22.9 million. No additional shares were repurchased from March 31, 2022 through April 25, 2022.

During the first quarter of 2022, the Company paid a regular quarterly cash dividend of $0.31 per share on March 25, 2022 which represented a 6.9% increase in the quarterly dividend compared with 2021. On April 26, 2022 the Company’s Board of Directors declared a quarterly cash dividend of $0.31 per share, payable on June 24, 2022 to shareholders of record as of June 17, 2022.

Book value per share at March 31, 2022 was $20.46, a decrease of 0.8% from $20.62 at December 31, 2021.

SUPPLEMENTAL INFORMATION
	Three Months Ended
	March 31,
	2022	2021

Net income	$17,331	$19,312
Less:
Net realized gains on investments	738	319
Net unrealized gains on equity securities	1,040	5,511
Tax effect (1)	(373)	(1,224)
Operating net income (2)	$15,926	$14,706

Average shareholders’ equity (3)	$397,298	$443,221
Less:
Average accumulated other comprehensive income	6,797	18,495
Average adjusted shareholders’ equity (2)	$390,501	$424,726

Diluted weighted average common shares	19,430,824	19,408,804

Return on average equity (4)	17.4%	17.4%
Operating return on average adjusted equity (2)	16.3%	13.9%
Diluted earnings per share	$0.89	$0.99
Operating earnings per share (2)	$0.82	$0.76
________________________________
(1)	The tax effect of net realized losses on investments and net unrealized gains (losses) on equity securities is calculated with an effective tax rate of 21%.
(2)

Operating net income, operating return on average adjusted equity and operating earnings per share are non-GAAP financial measures. Management believes that investors’ understanding of core operating performance is enhanced by AMERISAFE’s disclosure of these financial measures.

(3)	Average shareholders’ equity is calculated by taking the average of the beginning and ending shareholders’ equity.
(4)	Return on average equity is calculated by dividing the annualized net income by the average shareholders’ equity.

CONFERENCE CALL INFORMATION

AMERISAFE has scheduled a conference call for April 28, 2022, at 10:30 a.m. Eastern Time to discuss the results for the quarter and comment on future periods. To participate in the conference call, dial 323-794-2551 (Conference Code 9718445) at least ten minutes before the call begins.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.amerisafe.com. To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call at http://www.amerisafe.com.

ABOUT AMERISAFE

AMERISAFE, Inc. is a specialty provider of workers’ compensation insurance focused on small to mid-sized employers engaged in hazardous industries, principally construction, trucking, logging and lumber, agriculture, and manufacturing. AMERISAFE actively markets workers’ compensation insurance in 27 states.

FORWARD LOOKING STATEMENTS

Statements made in this press release that are not historical facts, including statements accompanied by words such as “will,” “believe,” “anticipate,” “expect,” “estimate,” or similar words are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding AMERISAFE’s plans and performance. These statements are based on management’s estimates, assumptions and projections as of the date of this release and are not guarantees of future performance and include statements regarding management’s views and expectations of the workers’ compensation market, the Company’s growth opportunities, underwriting margins and actions by competitors. Actual results may differ materially from the results expressed or implied in these statements if the underlying assumptions prove to be incorrect or as the results of risks, uncertainties and other factors. Other factors that may affect our results are set forth in the Company’s filings with the Securities and Exchange Commission, including AMERISAFE’s Annual Report on Form 10-K for the year ended December 31, 2021. AMERISAFE cautions you not to place undue reliance on the forward-looking statements contained in this release. AMERISAFE does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

- Tables to Follow -

AMERISAFE, INC. AND SUBSIDIARIES Consolidated Statements of Income (in thousands)

	Three Months Ended
	March 31,
	2022	2021
	(unaudited)
Revenues:
Gross premiums written	$77,791	$81,514
Ceded premiums written	(2,559)	(2,517)
Net premiums written	$75,232	$78,997

Net premiums earned	$67,556	$70,746
Net investment income	6,113	6,583
Net realized gains on investments	738	319
Net unrealized gains on equity securities	1,040	5,511
Fee and other income	113	192
Total revenues	75,560	83,351

Expenses:
Loss and loss adjustment expenses incurred	37,741	39,517
Underwriting and other operating costs	15,113	18,967
Policyholder dividends	1,189	1,350
Provision for investment related credit loss
expense (benefit)	95	(108)
Total expenses	54,138	59,726

Income before taxes	21,422	23,625
Income tax expense	4,091	4,313
Net income	$17,331	$19,312

AMERISAFE, INC. AND SUBSIDIARIES Consolidated Statements of Income (cont.) (in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2022	2021
	(unaudited)
Basic EPS:
Net income	$17,331	$19,312

Basic weighted average common shares	19,332,006	19,311,710
Basic earnings per share	$0.90	$1.00

Diluted EPS:
Net income	$17,331	$19,312

Diluted weighted average common shares:
Weighted average common shares	19,332,006	19,311,710
Restricted stock	98,818	97,094
Diluted weighted average common shares	19,430,824	19,408,804

Diluted earnings per share	$0.89	$0.99

AMERISAFE, INC. AND SUBSIDIARIES Consolidated Balance Sheets (in thousands)

	March 31,	December 31,
	2022	2021
	(unaudited)
Assets
Investments	$1,030,320	$1,012,571
Cash and cash equivalents	30,741	70,722
Amounts recoverable from reinsurers	116,233	120,561
Premiums receivable, net	140,601	135,100
Deferred income taxes	17,602	14,384
Deferred policy acquisition costs	17,877	17,059
Other assets	38,007	32,327
	$1,391,381	$1,402,724

Liabilities and Shareholders’ Equity
Liabilities:
Reserves for loss and loss adjustment expenses	$728,558	$745,278
Unearned premiums	128,768	121,092
Insurance-related assessments	17,622	16,850
Other liabilities	121,160	120,181

Shareholders’ equity	395,273	399,323
Total liabilities and shareholders’ equity	$1,391,381	$1,402,724

Contacts

Neal A. Fuller, EVP & CFO
AMERISAFE
337.463.9052